Exhibit 99.1

Novocure Announces Positive Topline Results from Phase 2 PANOVA-4 Clinical Trial of Tumor Treating Fields (TTFields) Therapy for Metastatic Pancreatic Cancer

Baar, Switzerland – March 26, 2026 - Novocure (NASDAQ: NVCR) announced positive results today from the Phase 2 PANOVA-4 trial of Tumor Treating Fields (TTFields) therapy concomitant with atezolizumab (Tecentriq®), gemcitabine and nab-paclitaxel (gem/nab-pac) as a first-line treatment for metastatic pancreatic ductal adenocarcinoma (mPDAC).

PANOVA-4 met its pre-specified primary endpoint, achieving a statistically significant improvement in disease control rate (DCR) compared to the DCR reported in the Phase 3 MPACT study used as the historical control.[1] The DCR in patients treated with TTFields therapy concomitantly with atezolizumab and gem/nab-pac (N=78) was 74.4% compared to a DCR of 48% in patients receiving gem/nab-pac alone (N=431) in the historical control (difference = 26.4%, 1-sided p-value < 0.001).

“The positive results from the PANOVA-4 trial further support the potential of Tumor Treating Fields to improve outcomes in pancreatic cancer,” said Uri Weinberg, MD, PhD, Chief Medical and Innovation Officer, Novocure. “We are grateful to the patients, caregivers, and investigators whose dedication made this trial possible, and we look forward to evaluating the full results from PANOVA-4 as we advance Tumor Treating Fields therapy as a treatment for metastatic pancreatic cancer.”

In the PANOVA-4 trial, DCR was defined as the proportion of patients who had either stable disease (SD) for at least 16 weeks or confirmed partial response (PR) or complete response (CR) according to the Response Evaluation Criteria in Solid Tumours (RECIST v1.1).

Secondary endpoints in PANOVA-4 include objective response rate (ORR) and overall survival (OS). The ORR in patients treated with TTFields therapy concomitantly with atezolizumab and gem/nab-pac was 34.6% (95% CI, 24.2% - 46.2%) and median OS was 9.7 months (95% CI, 7.9 - 12.7 months). Additional secondary endpoints were progression-free survival, one-year survival rate, progression-free survival at six months, duration of response, and rate of patients with treatment emergent adverse events.

Median TTFields therapy duration was 25.6 weeks and median systemic therapy treatment was six cycles for atezolizumab and gem/nab-pac. TTFields therapy was well-tolerated, and device related safety was consistent with prior clinical studies.

Novocure plans to present additional results from PANOVA-4 at a future scientific forum.

About Pancreatic Cancer
Pancreatic cancer is one of the most lethal cancers and is the third most frequent cause of death from cancer in the U.S. While overall cancer incidence and death rates are remaining stable or declining, the incidence and death rates for pancreatic cancer are increasing. It is estimated that approximately 67,000 patients are diagnosed with pancreatic cancer each year in the U.S. Pancreatic cancer has a five-year relative survival rate of just 13%.[2]

Physicians use different combinations of surgery, radiation, and pharmacological therapies to treat pancreatic cancer, depending on the stage of the disease. For patients with metastatic disease, the standard of care is systemic chemotherapy supplemented by palliative radiotherapy, as needed, and clinical trial participation is encouraged.

Exhibit 99.1
About Tumor Treating Fields
Tumor Treating Fields (TTFields) are electric fields that exert physical forces to kill cancer cells via a variety of mechanisms. TTFields do not significantly affect healthy cells because they have different properties (including division rate, morphology, and electrical properties) than cancer cells. These multiple, distinct mechanisms work together to target and kill cancer cells. Due to these multi-mechanistic actions, TTFields therapy can be added to cancer treatment modalities in approved indications and it demonstrated enhanced effects across solid tumor types when used with chemotherapy, radiotherapy, immune checkpoint inhibition, or targeted therapies in preclinical models. TTFields therapy provides clinical versatility that has the potential to help address treatment challenges across a range of solid tumors.

To learn more about TTFields therapy and its multifaceted effect on cancer cells, visit novocure.com/ttfields.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma, pancreatic cancer, non-small cell lung cancer, malignant pleural mesothelioma and pleural mesothelioma. Novocure has several additional ongoing or completed clinical trials exploring the use of Tumor Treating Fields therapy in the treatment of glioblastoma, non-small cell lung cancer and pancreatic cancer.
Novocure’s global headquarters is located in Baar, Switzerland, with U.S. headquarters located in Portsmouth, New Hampshire and research and development facilities located in Haifa, Israel. For additional information about the company, please visit Novocure.com and follow @Novocure on LinkedIn and X (Twitter).

Tecentriq® (atezolizumab) is a registered trademark of Genentech, a member of the Roche Group.

Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, environmental, regulatory and political conditions and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 26, 2026, and subsequent filings with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Exhibit 99.1
[1] Von Hoff DD, Ervin T, Arena FP, Chiorean EG, Infante J, Moore M, et al. Increased Survival in Pancreatic Cancer with nab‑Paclitaxel plus Gemcitabine. The New England Journal of Medicine. 2013;369(18):1691–170.
[2] American Cancer Society. Cancer Facts & Figures 2026. Atlanta: American Cancer Society; 2026

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